EXHIBIT 23.1

Intera Information Technologies Inc.
(LETTERHEAD)
INTERA (LOGO)
                              March 28, 1995



Giant Industries, Inc.
23733 North Scottsdale Road
Scottsdale, Arizona 85255

Gentlemen:

     The firm of Intera Information Technologies, Inc. ("Intera") was retained to conduct a year-end audit, effective December 31, 1994, of reserves for oil and gas interests held by Giant Industries Inc. ("Giant") through its wholly-owned subsidiaries, Ciniza Production Company, and Giant Exploration & Production Company. This letter authorizes Giant to use Intera's report, dated February 1, 1995, regarding the December 31, 1994 reserve audit, in its Form 10-K Annual Report to be filed with the United States Securities and Exchange Commission.

     Intera has no interests in Giant or any of its affiliated companies or subsidiaries and is not entitled to receive any such interest as payment for such reports. Intera is not employed by Giant on a contingent basis.

                              Very truly yours,

                              INTERA PETROLEUM DIVISION


                              /s/  Daniel D. Domeracki
                              --------------------------------
                              Daniel D. Domeracki
                              Vice President, Operations



Formerly Intera ECL-Bergeson Petroleum Technologies